Exhibit 99.1

Vestin Realty Mortgage I, Inc.
Discusses Problem Loans

Las Vegas – September 9, 2008 – Vestin Realty Mortgage I, Inc. (Nasdaq: VRTA) (the “Company”) announced today that it continues to experience an increase in problem loans.  As of August 31, 2008, the Company has 28 loans outstanding with an aggregate principal amount of approximately $41.5 million, of which, 16 loans with an aggregate principal amount of approximately $32.3 million were not current in making interest payments and are therefore classified as delinquent or non-performing.

Of the 16 delinquent and/or non-performing loans, two loans representing approximately $2.2 million in principal amount became delinquent during the last week of August 2008; one loan representing approximately $2.3 million is 31 to 60 days delinquent; one loan representing approximately $3.0 million is between 61 and 90 days delinquent and 12 loans representing approximately $24.8 million are more than 90 days delinquent.  Out of the 16 delinquent and/or non-performing loans, foreclosure proceedings have been commenced with respect to 12 loans with an aggregate principal amount of approximately $23.3 million.  The Company anticipates commencing foreclosure proceedings with respect to the other four loans, which represent an aggregate principal amount of approximately $9.0 million.

The Company is currently evaluating the delinquent loans in order to determine if they should be classified as non-performing and to assess whether an allowance for loan losses will be necessary.  At June 30, 2008, the Company had an allowance for loan losses of approximately $9.3 million.

The Company currently has eight real estate owned properties held for sale, which presently have a book value of approximately $8.4 million.  The Company will continue to monitor the value of these properties.

As a result of the status of the delinquent and/or non-performing loans, the Company’s suspension of payment of dividends to its shareholders is anticipated to remain in effect at least through the remainder of the year.  The Company will continue to comply with the REIT requirements and will distribute at least ninety percent (90%) of the Company’s annual taxable income to its shareholders.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of June 30, 2008, Vestin Realty Mortgage I, Inc. had assets of more than $52 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or continue to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com